Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Galyan’s Trading Company, Inc.
Plainfield, Indiana

We have audited the accompanying consolidated balance sheets of Galyan’s Trading Company, Inc. and its subsidiaries (the “Company”) as of January 31, 2004 and February 1, 2003, and the related consolidated statements of operations, equity and cash flows for each of the three fiscal years in the period ended January 31, 2004. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Galyan’s Trading Company, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective February 3, 2003, the Company changed its method of accounting for goodwill, and effective January 1, 2003, changed its method of accounting for cash consideration received from vendors, as required by new accounting standards.

As discussed in Note 2, the accompanying consolidated financial statements have been restated.

/S/ DELOITTE & TOUCHE LLP
March 31, 2004
(July 29, 2004 as to Note 17 and July 27, 2005 as to the effects of the restatement discussed in Note 2)
Indianapolis, Indiana

Galyan’s Trading Company, Inc.
Consolidated Balance Sheets (as restated, see Note 2)
As of January 31, 2004 and February 1, 2003
(dollars in thousands, except share data)

	Fiscal Year
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$7,120	$11,890
Receivables, net	10,861	7,726
Merchandise inventories	155,661	138,993
Deferred income taxes	3,980	1,969
Other current assets	9,425	5,010

Total current assets	187,047	165,588

Property and equipment, net	218,882	168,766
Construction in progress — leased facilities	5,228	2,688
Goodwill, net	18,334	18,334
Other assets, net	2,414	878

Total assets	$431,905	$356,254

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$71,567	$56,804
Accrued expenses	40,428	42,579
Current portion of long-term debt	137	6,103

Total current liabilities	112,132	105,486
Long-term liabilities:
Debt, net of current portion	49,578	186
Deferred income taxes	8,936	339
Non-cash obligations for construction in progress — leased facilities	5,228	2,688
Other long-term liabilities	44,342	41,757

Total long-term liabilities	108,084	44,970

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, no par value 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock and paid-in capital, no par value 50,000,000 shares authorized, 17,362,368 and 17,084,716 shares issued and outstanding, respectively	194,888	191,802
Notes receivable from shareholders	(689)	(948)
Unearned compensation	(857)	(115)
Warrants	1,461	1,461
Retained earnings	16,886	13,598

Total shareholders’ equity	211,689	205,798

Total liabilities and shareholders’ equity	$431,905	$356,254

Galyan’s Trading Company, Inc.
Consolidated Statements of Operations (as restated, see Note 2)
For the Fiscal Years Ended January 31, 2004, February 1, 2003 and February 2, 2002
(dollars in thousands, except per share data)

	Fiscal Year
	2003	2002	2001
Net sales	$690,701	$597,745	$482,528
Cost of sales	500,132	416,085	337,842

Gross profit	190,569	181,660	144,686
Selling, general and administrative expenses	181,306	149,293	118,297

Operating income	9,263	32,367	26,389
Interest expense	2,856	2,053	7,095
Interest income	(162)	(257)	(372)
Loss on early extinguishment of debt	—	—	10,435

Income before income tax expense	6,569	30,571	9,231
Income tax expense	3,281	12,323	4,666

Net income	$3,288	$18,248	$4,565

Basic earnings per share	$0.19	$1.07	$0.32

Diluted earnings per share	$0.19	$1.06	$0.31

The accompanying notes are an integral part of these consolidated financial statements.

Galyan’s Trading Company, Inc.
Consolidated Statements of Shareholders’ Equity
For the Fiscal Years Ended January 31, 2004, February 1, 2003 and February 2, 2002
(dollars in thousands, except share data)

			Notes
	Common Stock		Receivable			Retained
		Paid-in	from	Unearned		Earnings
	Shares	Capital	Shareholders	Compensation	Warrants	(Deficit)	Total

Balance, February 3, 2001 (as previously reported)	9,763,707	$70,596	$(1,491)	$(445)	$8,654	$(8,275)	$69,039
Prior period adjustment (Note 2)	—	—	—	—	—	(940)	(940)

Balance, February 3, 2001 (as restated, see Note 2)	9,763,707	70,596	(1,491)	(445)	8,654	(9,215)	68,099
Issuance of common stock, net of issuance costs of $11,548	6,550,001	112,797	(285)	—	—	—	112,512
Exercise of stock warrants	720,000	7,200	—	—	(7,193)	—	7
Stock compensation expense	—	—	—	165	—	—	165
Payments on notes receivable from shareholders	—	—	325	—	—	—	325
Service contributed from Limited Brands	—	541	—	—	—	—	541
Net income (as restated)	—	—	—	—	—	4,565	4,565

Balance, February 2, 2002 (as restated, see Note 2)	17,033,708	191,134	(1,451)	(280)	1,461	(4,650)	186,214
Issuance of common stock	20,800	208	—	—	—	—	208
Employee stock purchase plan	30,208	257	—	—	—	—	257
Issuance of stock options	—	203	—	—	—	—	203
Stock compensation expense	—	—	—	165	—	—	165
Payments on notes receivable from shareholders	—	—	503	—	—	—	503
Net income (as restated)	—	—	—	—	—	18,248	18,248

Balance, February 1, 2003 (as restated, see Note 2)	17,084,716	191,802	(948)	(115)	1,461	13,598	205,798
Issuance of common stock	133,168	1,514	—	—	—	—	1,514
Employee stock purchase plan	44,484	429	—	—	—	—	429
Issuance of restricted stock	100,000	1,143	—	(1,143)	—	—	—
Stock compensation expense	—	—	—	401	—	—	401
Payments on notes receivable from shareholders	—	—	259	—	—	—	259
Net income (as restated)	—	—	—	—	—	3,288	3,288

Balance, January 31, 2004 (as restated, see Note 2)	17,362,368	$194,888	$(689)	$(857)	$1,461	$16,886	$211,689

The accompanying notes are an integral part of these consolidated financial statements.

Galyan’s Trading Company, Inc.
Consolidated Statements of Cash Flows (as restated, see Note 2)
For the Fiscal Years Ended January 31, 2004, February 1, 2003 and February 2, 2002
(dollars in thousands)

	Fiscal Year
	2003	2002	2001
Cash flows from operating activities:
Net income	$3,288	$18,248	$4,565
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	24,916	17,537	13,749
Amortization of financing intangible and discount on subordinated notes to Freeman Spogli and Limited Brands	526	535	1,222
Loss on early extinguishment of debt	—	—	10,435
Deferred income taxes	6,586	1,936	1,209
Interest converted to subordinated debt	—	—	3,647
(Gain) loss on disposal of property and equipment	(676)	223	282
Deferred rent and other non-cash expense	5,829	8,671	3,404
Changes in certain assets and liabilities:
Accounts receivable	389	(608)	(648)
Merchandise inventories	(16,668)	(27,178)	(20,320)
Other assets	(4,407)	1,561	(3,574)
Accounts payable and accrued expenses	17,928	30,616	10,046

Net cash provided by operating activities	37,711	51,541	24,017
Cash flows from investing activities:
Capital expenditures	(80,043)	(65,197)	(37,889)
(Decrease) increase in net accounts payable for capital expenditures	(6,879)	(7,181)	10,701
Proceeds from insurance settlement	1,225	—	—

Net cash used in investing activities	(85,697)	(72,378)	(27,188)
Cash flows from financing activities:
Net borrowings (payments) on revolving line of credit	37,825	—	(19,950)
Financing proceeds from sale leaseback transaction	11,685	—	—
Payments of financing costs	(2,226)	—	(1,467)
Proceeds from long-term debt	—	350	5,650
Principal payments on long-term debt and other obligations	(6,084)	(5,361)	(60,892)
Payments on notes receivable from shareholders	259	503	325
Proceeds from sale of common stock	1,757	465	124,067
Transaction costs for initial public offering	—	—	(11,548)

Net cash provided by (used in) financing activities	43,216	(4,043)	36,185

Net (decrease) increase in cash and cash equivalents	(4,770)	(24,880)	33,014
Cash and cash equivalents, beginning of year	11,890	36,770	3,756

Cash and cash equivalents, end of year	$7,120	$11,890	$36,770

Supplemental non-cash investing and financing activities:
Construction in progress — leased facilities	$2,540	$(11,027)	$9,587

The accompanying notes are an integral part of these consolidated financial statements.

GALYAN’S TRADING COMPANY, INC.

Notes to Consolidated Financial Statements

For the Fiscal Years Ended January 31, 2004, February 1, 2003 and February 2, 2002

1. Organization and Summary of Significant Accounting Policies

Organization

     Galyan’s Trading Company, Inc. (the “Company”), an Indiana corporation, is a specialty retailer that offers a broad range of outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. Our store format and our merchandising strategy are targeted to appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. As of January 31, 2004 we operated 43 stores in 19 states and one clearance center. The clearance center location is not included in our store count as it is not part of our long-term strategy.

     On July 2, 2001, the Company completed an initial public offering of 6,500,000 shares of common stock at $19.00 per share. The Company received approximately $112.0 million in net proceeds from the offering. Prior to the initial public offering, the Company’s shareholders were FS Equity Partners IV, L.P. (“Freeman Spogli”), a fund managed by Freeman Spogli & Co. LLC; G Trademark, Inc. (“G Trademark”), a wholly owned subsidiary of Limited Brands, Inc. (“Limited Brands”); Benchmark Capital Partners IV, L.P. (“Benchmark”); management and directors. From July 1995 until August 1999, the Company was a wholly owned subsidiary of Limited Brands.

Fiscal Year

     Our fiscal year ends on the Saturday closest to January 31. Fiscal years ended January 31, 2004, February 1, 2003 and February 2, 2002 are referred to as fiscal 2003, 2002 and 2001, respectively. All years presented include 52 weeks.

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Galyan’s Nevada, Inc. (“Nevada”) and Galyan’s of Virginia, Inc. (“Virginia”). Virginia was incorporated in fiscal 2002 to centralize the ownership and administration of gift certificate and gift card liabilities. Nevada was incorporated during fiscal 2000 to centralize the ownership, management and protection of all intellectual property of the Company. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

     We consider all short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories

     Merchandise inventories are stated at the lower of cost or market, on a first-in, first-out basis, utilizing the retail method.

Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization of property and equipment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 10 to 30 years for buildings and leasehold improvements and 4 to 10 years for furniture, fixtures and store equipment. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. Routine repairs and maintenance are charged to expense as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts, with any resulting gain or loss included in net income.

Goodwill

     The Company applies the provisions of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, to account for goodwill. Our goodwill has an indefinite useful life. Goodwill is reviewed for impairment on an annual basis, or more often if events or circumstances change that could cause goodwill to become impaired. No impairment was recognized upon adoption or as a result of the annual impairment tests as of January 31, 2004 and February 1, 2003. Prior to fiscal 2002, goodwill was amortized on a straight-line basis over 30 years. Amortization expense of goodwill for fiscal 2001 was $783,000. The following represents a reconciliation of reported net income to pro forma income excluding the effect of amortization expense:

	Fiscal Year
	2003	2002	2001
Reported net income	$3,288	$18,248	$4,565
Add back: Goodwill amortization	—	—	783

Pro forma net income	$3,288	$18,248	$5,348

Basic earnings per share:
Reported net income	$0.19	$1.07	$0.32
Goodwill amortization	—	—	0.06

Pro forma net income	$0.19	$1.07	$0.38

Diluted earnings per share:
Reported net income	$0.19	$1.06	$0.31
Goodwill amortization	—	—	0.05

Pro forma net income	$0.19	$1.06	$0.36

Other Assets

     Other assets include deferred financing costs that are being amortized over the terms of the related debt agreements, which range from 5 to 20 years.

Long-lived Assets

     Long-lived assets, primarily building and leasehold improvements, are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Factors used in the evaluation include, but are not limited to, management’s plans for future operations, recent operating results and projected cash flows. Impaired assets are written down to estimated fair value with fair value generally being determined based on discounted expected future cash flows. No impairment charges were recorded during fiscal 2003, 2002 and 2001, respectively.

Revenue Recognition

     We recognize retail sales upon the purchase of merchandise by the customer, net of returns and allowances, which are based upon historical customer returns experience. Markdowns associated with the preferred customer programs are recognized upon redemption in conjunction with a qualifying purchase. Revenue from the sale of gift cards and store credits is recognized upon redemption of the gift cards or store credits by the customer. Revenue from layaway sales is recognized upon receipt of final payment from the customer. As of February 2, 2002, we no longer permitted customers to use layaway sales to purchase merchandise.

Cost of Sales

     Cost of sales includes the cost of merchandise, inventory markdowns, inventory shrinkage, inbound freight, distribution and warehousing, payroll for buying personnel, and store occupancy costs. Store occupancy costs include rent, contingent rents, common area maintenance, real estate and personal property taxes, utilities, and repairs and maintenance.

Advertising Expense

     Advertising costs are expensed in the period in which the advertising occurs. The Company participates in various advertising and marketing cooperative programs with its vendors, who, under these programs, reimburse the Company for certain costs incurred. Advertising expense, net of vendor reimbursement, for fiscal 2003, 2002 and 2001 was $25.5 million, $17.8 million and $12.2 million, respectively.

     On an annual basis, we enter into cooperative advertising agreements with certain vendors. In accordance with Emerging Issues Task Force 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, for fiscal 2003, amounts received from vendors that represented a reimbursement of specific, identifiable costs incurred for that vendor were recorded as a reduction to advertising expense in the period the related expense was incurred. Other amounts received from vendors were recorded as an adjustment to inventory cost and recognized as a reduction of cost of goods sold as the merchandise was sold. The adoption of EITF 02-16 increased advertising expense by approximately $4.2 million for fiscal 2003. Prior to fiscal 2003, all funds received from vendors for cooperative advertising were recorded as a reduction to advertising expense.

Pre-Opening Costs

     Non-capital expenditures, such as rent, payroll, store set-up costs, training of new store employees and travel, incurred prior to the opening of a new store are charged to expense in the period they are incurred. Pre-opening costs for fiscal 2003, 2002 and 2001 were $5.8 million, $5.8 million and $3.0 million, respectively.

Earnings Per Share

     Earnings per share of common stock is based on the weighted average number of shares outstanding during the year. The following table presents a reconciliation of our basic and diluted weighted average common shares as required by Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share:

	Fiscal Year
	2003	2002	2001
Basic earnings per share:
Weighted average common shares	17,170,173	17,044,902	14,445,401

Diluted earnings per share:
Weighted average common shares	17,170,173	17,044,902	14,445,401
Dilutive effect of stock options and warrants	117,178	133,440	243,399

Weighted average common and incremental shares	17,287,351	17,178,342	14,688,800

     Options to purchase 1,298,010, 1,138,300 and 773,500 shares of common stock were outstanding at the end of fiscal 2003, 2002 and 2001, respectively, but were not included in the computation of diluted shares because the options’ exercise prices were greater than the fair value. In addition, a warrant to purchase 1,350,000 shares of common stock was outstanding at the end of fiscal 2003, 2002 and 2001, but was not included in the computation of diluted shares because the warrant’s exercise price was greater than fair value.

Stock Compensation

     In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148 Accounting for Stock-Based Compensation – Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, we will continue to account for stock-based employee compensation under the provisions of APB Opinion No. 25 and related interpretations. The following illustrates the pro forma effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123:

Pro Forma:

	Fiscal Year
	2003	2002	2001
	(dollars in thousands, except per share data)
Net income as reported	$3,288	$18,248	$4,565
Add: Stock-based compensation expense included in reported net income, net of related tax effects	69	221	99
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(1,551)	(1,688)	(531)

Pro forma net income	$1,806	$16,781	$4,133

Earnings per share:
Basic, as reported	$0.19	$1.07	$0.32

Basic, pro forma	$0.11	$0.98	$0.29

Diluted, as reported	$0.19	$1.06	$0.31

Diluted, pro forma	$0.10	$0.98	$0.28

     The pro forma amounts are not representative of the effects on reported earnings for future years.

     The weighted average fair value of options granted for fiscal 2003, 2002 and 2001 were $6.30, $8.37 and $5.10, respectively. The weighted average fair values of the options calculated in accordance with SFAS 123 were determined using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal Year
			Subsequent to	Prior to initial
			initial public offering	public offering
	2003	2002	2001	2001

Expected dividend yield	0%	0%	0%	0%
Expected stock price volatility	63%	62%	60%	0%
Risk-free interest rate range	1.94% - 3.13%	2.63% - 4.28%	3.38% - 4.68%	4.58% - 4.65%
Expected life of options	4	4	3	3

Segment Information

     We are a specialty retailer with 43 stores that offers a broad range of outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. Our store format and our merchandising strategy are targeted to appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Given the economic characteristics of the store formats, the similar nature of the products sold, and the type of customer and method of distribution, our operations are aggregated into one segment.

Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Reclassifications

     Certain amounts in the fiscal 2002 and 2001 consolidated financial statements have been reclassified to conform to the fiscal 2003 presentation.

New Accounting Pronouncements

     On January 1, 2003, we adopted Emerging Issues Task Force (“EITF”) 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. This EITF addresses the classification of cash consideration received from vendors in a reseller’s consolidated financial statements. The guidance related to income statement classification is to be applied in annual and interim financial statements for agreements entered into, or modifications of existing agreements, after January 1, 2003. The consensus of the EITF established an overall presumption that cash received from vendors is a reduction in the price of vendor’s products and should be recognized accordingly as a reduction in cost of sales at the time the related inventory is sold. Some consideration could be characterized as a reduction of expense if the cash received represents a reimbursement of specific, incremental, identifiable costs incurred by the retailer to sell the vendor’s products. For fiscal 2003, the adoption of this statement decreased our operating income by $1,106,000 ($664,000 net of income taxes or $0.04 per share on a fully diluted basis). For fiscal 2002, the adoption of this statement did not have a significant effect on our financial statements.

     On February 2, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting of obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this statement did not have an effect on the consolidated financial statements.

     On February 2, 2003, we adopted the recognition and measurement provisions of Financial Accounting Standards Board Interpretation No. 45 (“FIN No. 45”) Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and the rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements in this interpretation were adopted in fiscal 2002. We had no guarantees that were required to be disclosed in the consolidated financial statements. The adoption of this statement did not have an effect on the consolidated financial statements.

     On February 2, 2003 we adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which, among other things, changes the way gains and losses from the extinguishment of debt are reported. Previously, all gains and losses from the extinguishment of debt were required to be reported as an extraordinary item, net of related tax effect. Under SFAS No.145, gains and losses from the extinguishment of debt should be reported as part of on-going operations, unless the extinguishment of debt meets the criteria of both unusual and infrequent as established in APB No. 30. SFAS No. 145 is effective for us beginning February 2, 2003, including all prior period presentations. The loss on early extinguishment of debt has been reclassified in the comparative consolidated financial statements to be included within earnings before income taxes.

     On June 1, 2003, we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this statement did not have an effect on the consolidated financial statements.

2. Restatement

     The Company concluded that its lease accounting policy and accounting treatment of construction allowances was not consistent with generally accepted accounting standards. The Company corrected its lease accounting policy such that the commencement date of the lease term will be the earlier of the date rent payments begin, the date the Company takes possession of the property for the initial setup of fixtures and merchandise or, in certain circumstances, the date the Company takes possession of the leased space for construction purposes. In those circumstances where the commencement date of the lease term begins when the Company takes possession of the leased space for construction purposes, the rent expense from that commencement date through the earlier of the date rent payments begin or the date the Company takes possession of the property for the initial setup of fixtures and merchandise is capitalized with a corresponding increase in long-term deferred liabilities.

     In addition, the Company had historically accounted for construction allowances as reductions of the related leasehold improvement asset on the Consolidated Balance Sheets and capital expenditures in investing activities on the Consolidated Statements of Cash Flows. The Company determined that the appropriate interpretation of Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” required these allowances to be recorded as deferred liabilities on the Consolidated Balance Sheets and as a component of operating activities on the Consolidated Statements of Cash Flows.

     The effect of the restatement on the Company’s Consolidated Statements of Operations is a reduction of net income of $0.3 million, $0.5 million and $0.1 million for the fiscal years ended January 31, 2004, February 1, 2003 and February 2, 2002, respectively. We have corrected these errors through our restatement. The effect of the restatement on earnings per share (basic) is a reduction in earnings per common share of $0.02 and $0.03 for each of the fiscal years ended January 31, 2004 and February 1, 2003 with no change in earnings per share (basic) for the fiscal year ended February 2, 2002.

     The effect of the restatement on the Company’s Consolidated Balance Sheets is an increase in property and equipment of $32.4 million and $32.3 million, as of January 31, 2004 and February 1, 2003, respectively, and an increase in other long-term liabilities of $35.5 million and $34.8 million, as of January 31, 2004 and February 1, 2003, respectively. In addition, there is an increase in construction in progress-leased facilities, non-cash obligations for construction in progress – leased facilities, the deferred tax asset and decrease in retained earnings as of January 31, 2004 and February 1, 2003.

     This restatement of previously issued consolidated financial statements does not have an effect on total net cash flows during any of the periods restated.

     The impacts of these restatements on the consolidated financial statements are summarized below (in thousands, except per share data):

	January 31, 2004		February 1, 2003
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Consolidated Balance Sheets:
Property and equipment, net	$186,450	$218,882	$136,421	$168,766
Construction in progress — leased facilities	—	5,228	—	2,688
Total assets	394,245	431,905	321,221	356,254
Non-cash obligations for construction in progress — leased facilities	—	5,228	—	2,688
Deferred income taxes	10,244	8,936	1,334	339
Other long-term liabilities	8,808	44,342	6,938	41,757
Total long-term liabilities	68,630	108,084	8,458	44,970
Retained earnings	18,680	16,886	15,077	13,598
Total shareholders’ equity	213,483	211,689	207,277	205,798
Total liabilities and shareholders’ equity	394,245	431,905	321,221	356,254

	Fiscal Year Ended		Fiscal Year Ended		Fiscal Year Ended
	January 31, 2004		February 1, 2003		February 2, 2002
	As		As		As
	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated

Consolidated Statements of Operations:
Cost of sales	$500,334	$500,132	$416,230	$416,085	$337,953	$337,842
Gross profit	190,367	190,569	181,515	181,660	144,575	144,686
Selling, general and administrative expenses	180,476	181,306	148,357	149,293	118,070	118,297
Operating income	9,891	9,263	33,158	32,367	26,505	26,389
Income before income tax expense	7,197	6,569	31,362	30,571	9,347	9,231
Income tax expense	3,594	3,281	12,642	12,323	4,715	4,666
Net income	3,603	3,288	18,720	18,248	4,632	4,565
Earnings per common share:
Basic	0.21	0.19	1.10	1.07	0.32	0.32
Diluted	0.21	0.19	1.09	1.06	0.32	0.31
Consolidated Statements of Cash Flows:
Net income	3,603	3,288	18,720	18,248	4,632	4,565
Deferred income taxes	6,899	6,586	2,255	1,936	1,258	1,209
Deferred rent and other non-cash expense	2,271	5,829	2,136	8,671	2,651	3,404
Net cash provided by operating activities	34,781	37,711	45,797	51,541	23,380	24,017
Capital expenditures	(77,113)	(80,043)	(59,453)	(65,197)	(37,252)	(37,889)
Net cash used in investing activities	(82,767)	(85,697)	(66,634)	(72,378)	(26,551)	(27,188)

3. Receivables

     Receivables consist of the following (in thousands):

	Fiscal Year
	2003	2002
Construction contribution receivables	$9,634	$6,110
Third party financing receivables	—	578
Other	1,415	1,119

Total receivables	11,049	7,807
Less allowance for doubtful accounts	(188)	(81)

Receivables, net	$10,861	$7,726

4. Property and Equipment

     Property and equipment consists of the following (in thousands):

	Fiscal Year
	2003	2002
Land	$2,219	$—
Building and leasehold improvements	177,657	130,217
Furniture, fixtures and equipment	135,765	102,157
Construction in progress	1,792	8,128

Total property and equipment	317,433	240,502
Less accumulated depreciation and amortization	(98,551)	(71,736)

Property and equipment, net	$218,882	$168,766

     Depreciation and amortization expense for fiscal 2003, 2002 and 2001 was $24,760,000, $17,381,000 and $12,966,000, respectively.

     In fiscal 2003 we received final insurance proceeds of $1,225,000, which resulted in a gain of $1,038,000 that is included in selling, general and administrative expense, related to our prior Greenwood, Indiana store location that was destroyed by a tornado in September 2002. In fiscal 2002, selling, general and administrative expenses included the write off of all of our leasehold improvements and certain furniture, fixtures and equipment with a carrying value of $130,000 as a result of the tornado that destroyed our Greenwood, Indiana store location.

5. Other Assets

     Other assets consist of the following (in thousands):

	Fiscal Year
	2003	2002
Deferred financing costs	$3,768	$1,610
Other	467	476

Total other assets	4,235	2,086
Less accumulated amortization	(1,821)	(1,208)

Total other assets, net	$2,414	$878

     Amortization expense of deferred financing costs and other assets for fiscal 2003, 2002 and 2001 was $613,000, $691,000 and $1,060,000, respectively.

6. Accrued Expenses

     Accrued expenses consist of the following (in thousands):

	Fiscal Year
	2003	2002
Accrued payroll, withholdings and benefits	$8,087	$8,466
Gift cards, gift certificates and store credits	15,299	12,582
Income taxes payable	—	9,322
Real and personal property taxes	5,643	3,712
Other	11,399	8,497

Total accrued expenses	$40,428	$42,579

7. Long-Term Debt

     Long-term debt consists of the following (in thousands):

	Fiscal Year
	2003	2002
Bank and other:
Revolving line of credit	$37,825	$—
Financing obligations	11,685
Construction loan	—	6,000
Capital lease obligations	205	289

Total long-term debt	49,715	6,289
Less current maturities	(137)	(6,103)

Total long-term debt, net of current maturities	$49,578	$186

8. Revolving Line of Credit

     On April 25, 2003, we entered into an amended and restated credit agreement with JPMorgan Chase Bank, as administrative agent, for the syndication of participating banks, which matures on April 24, 2008. Under this agreement, our revolving credit facility maximum borrowing capacity is $250.0 million of which $30.0 million may be used for the issuance of letters of credit. The revolving credit facility is an asset-based loan with a borrowing base calculated on certain percentages of eligible inventory, eligible accounts receivables, and certain real property as defined in the agreement. The revolving credit facility bears interest, at our election, at either an adjusted prime rate or an adjusted LIBOR, in each case plus additional interest, which varies depending on our availability level or EBITDA measured at each quarter end. Availability is defined as the lesser of the monthly borrowing base or $250.0 million; minus the total borrowings, including letters of credit. We pay an annual commitment fee on the unused portions of the revolving credit facility at a variable amount based on utilization of the total facility. As of January 31, 2004, the commitment fee rate was 0.425%. We will not be subject to any financial covenants, provided we maintain a minimum of $35.0 million of availability. The revolving credit facility contains other covenants, including covenants that restrict our ability to incur indebtedness or to create various liens, and restrict our ability to engage in mergers or acquisitions, sell assets, or make junior payments, including cash dividends. As of January 31, 2004, we were in compliance with all applicable covenants. The revolving credit facility is secured by a first priority security interest in our cash, inventory, intellectual property, and certain real estate that is included in the borrowing base. Our subsidiaries have guaranteed, and any future subsidiaries will be required to guarantee, our obligations under the revolving credit facility. As of January 31, 2004, we had $37.8 million in outstanding borrowings and an availability of $58.5 million, net of $5.0 million used in support of letters of credit, under our revolving credit facility.

     In fiscal 2001 we incurred a loss of $2,620,000 to expense the remaining deferred financing cost associated with the previous revolving credit facility.

Financing Obligations

     On August 8, 2003 we sold our interest in buildings and leasehold improvements for two store locations, for approximately $12.0 million to CPA®:15, which is a member of the W.P. Carey Group and simultaneously entered into lease agreements for these two store locations. The transaction included our store locations in Buffalo, New York, and Greenwood, Indiana. Although we leased back the properties, this transaction was accounted for as a financing obligation, with the future lease payments classified as a liability in our financial statements and quarterly lease payments classified as payments of principal and interest expense relating to a financing obligation. The net proceeds from this transaction were used to repay current borrowings under our revolving credit facility. As of January 31, 2004, we had an outstanding obligation of $11.7 million, with a fixed interest rate of 10.6% that matures in 2024. Simultaneously, we assigned our rights under an existing ground lease to CPA®:15, which is a member of the W.P. Carey Group, for a third store in Freehold, New Jersey that had not yet been constructed and is scheduled to open in the summer of 2004.

Construction Loans

     During fiscal 2001, we entered into a $6.0 million line of credit agreement with a bank to be used for the construction of a new store building. On May 1, 2003, we paid all remaining outstanding principal and interest on this loan.

Subordinated and Junior Subordinated Notes

     During fiscal 1999, we entered into a security purchase agreement to issue $25.0 million of subordinated notes and $25.0 million of junior subordinated notes. In connection with the issuance of the subordinated and junior subordinated notes, we issued warrants to purchase 720,000 shares of common stock, which were exercised in fiscal 2001. The fair value of the warrants was recorded as an increase to shareholders’ equity and as a reduction to the related subordinated notes. The debt discount was amortized using the effective interest method into interest expense over the term of the subordinated and junior subordinated notes. Debt discount of $162,000 was amortized as interest expense during fiscal 2001.

     The subordinated and junior subordinated notes required semi-annual interest payments. Under the terms of the agreement, we could increase the principal amount of the subordinated and junior subordinated notes in lieu of making the interest payments. We elected, in lieu of making the interest payments, to increase the principal by $3,647,000 during fiscal 2001.

     During fiscal 2001, we paid all the outstanding principal and interest due under the subordinated and junior subordinated notes. We incurred a loss of $7,815,000 to expense the remaining unamortized discount and deferred financing costs associated with these notes.

     Future minimum principal payments on long-term debt as of January 31, 2004 are as follows (in thousands):

Fiscal Year
2004	$137
2005	111
2006	99
2007	58
2008	37,923
2009 and Thereafter	11,387

Total payments	$49,715

9. Shareholders’ Equity

     On July 2, 2001, we consummated our initial public offering of 6,500,000 shares of common shares at $19.00 per share. Immediately prior to the initial public offering, our articles of incorporation were amended to combine all classes of common stock into one single class and to authorize the issuance of up to 50,000,000 shares of common stock. All Class A common stock automatically converted into the same number of shares of common stock. In addition, all securities convertible or exercisable into shares of Class A common stock or Class B common stock automatically became convertible or exercisable into the same number of shares of common stock. As of January 31, 2004, we had 17,362,368 shares issued and outstanding and 2,501,337 shares reserved for future issuance.

Stock Subscription Plan

     We maintain a stock subscription plan that provides for the issuance and sale of shares of common stock to certain directors, officers, employees and consultants. The maximum number of shares that may be issued under this plan is 1,000,000. No common stock was issued or repurchased under the stock subscription plan during fiscal 2003 or fiscal 2002. Common stock issued under the stock subscription plan for fiscal 2001 is as follows:

	Number of	Weighted	Weighted
	Shares	Average Issue	Average Fair
	Outstanding	Price	Value
Outstanding shares, February 3, 2001	578,360

Shares issued	40,000	$18.63	$18.63

Outstanding shares, February 2, 2002, February 1, 2003 and January 31, 2004	618,360

     In connection with the stock subscription plan, certain directors, officers, employees and consultants entered into stock pledge agreements. The agreements require annual payments of interest at 7.5% and expire in October, 2004. Shareholder notes receivable relating to the pledge agreements were $689,000 and $948,000, at January 31, 2004 and February 1, 2003, respectively.

Restricted Stock

     During fiscal 2003, we granted 100,000 restricted shares of unregistered common stock to an officer. On the date of the grant 40% of the shares became fully vested (subject to certain restrictions), the remaining 60% vests in equal increments of 20% on the employee’s first, second, and third anniversaries of employment. Compensation expense of $286,000 was recorded during fiscal 2003 in connection with this grant of restricted shares.

Employee Stock Purchase Plan

     We adopted an Employee Stock Purchase Plan (ESPP) on July 1, 2002. The maximum number of shares to be issued under this plan is 1,500,000. This plan allows all employees to contribute 1% to 15% of their eligible compensation subject to the requirements of Internal Revenue Code Section 423(b). Employees purchase the stock at a discounted value, which is the lesser of 85% of the closing price on the first business day of the calendar half or 85% of the closing price on the last business day of the calendar half. No compensation expense was recognized for fiscal 2003 or fiscal 2002. Shares of common stock issued under this plan were 44,484 and 30,208 for fiscal 2003 and fiscal 2002, respectively.

Other

     Services contributed from Limited Brands totaled $541,000 in fiscal 2001. There were no services contributed from Limited Brands in fiscal 2003 or fiscal 2002. (see Note 10).

10. Stock Options and Warrants

Employee Stock Option Plan

     Under our Stock Option Plan, options for the purchase of up to 3,024,757 shares of common stock may be granted to directors, officers and employees of the Company. The plan, as amended May 29, 2002, provides for an additional number of shares to become available for stock option grant, each May 29th through fiscal 2004, equal to 3% of the total number of issued and outstanding shares of common stock as of the close of business on that date. On May 29, 2003, options to purchase 513,576 became available under the plan. Options granted generally vest over a period of three years and expire seven years after the grant date.

     A summary of option activity for fiscal 2003, 2002 and 2001 is as follows:

	Fiscal Year
	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Options outstanding, beginning of year	1,855,834	$15.84	1,501,501	$14.92	1,207,504	$14.08
Exercised	(133,168)	9.97	(20,800)	10.00	(10,001)	10.00
Granted	781,000	12.66	600,300	17.78	344,000	17.58
Cancelled	(154,933)	18.34	(225,167)	15.46	(40,002)	13.50

Options outstanding, end of year	2,348,733	$14.95	1,855,834	$15.84	1,501,501	$14.92

Total exercisable at end of year	1,247,832	$15.39	1,137,706	$14.59	669,953	$14.33

The following table summarizes information about stock options outstanding at January 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number of	Remaining	Average	Number of	Average
Range of	Options	Contractual	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life in Years	Price	Exercisable	Price

$ 8.71 - $10.87	577,867	2.7	$9.96	547,369	$9.97
$10.88 - $13.05	395,500	6.4	11.64	18,667	12.81
$13.06 - $15.22	425,000	6.2	13.67	2,500	14.38
$17.41 - $19.57	236,966	3.8	18.89	163,862	18.89
$19.58 - $21.75	713,400	3.5	20.27	515,434	20.13

	2,348,733	4.3	$14.95	1,247,832	$15.39

     We apply Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options. During fiscal 2002, we issued 90,000 options to purchase common stock at prices below fair value. During fiscal 2000, we issued 96,000 options to purchase common stock to officers, employees and a director at prices below fair value. Compensation expense related to the options issued in fiscal 2002 and 2000 is calculated as the excess of the fair value of the Company’s stock at the date of issuance over the option price and is recognized on a straight line basis over the period the options vest. As a result, compensation expense of $115,000, $368,000 and $165,000 were recorded during fiscal 2003, 2002 and 2001, respectively. No compensation expense has been recognized for options granted at prices equal to or greater than fair value at the grant date.

Warrants

     During fiscal 1999, we declared a dividend in the form of a stock warrant to purchase 1,350,000 shares of common stock. The warrant became exercisable on the date of the Company’s initial public offering. The initial exercise price per share was $10.00. On the first day of each month from and including October 1999 to and including September 2000, the exercise price increased by an amount equal to 3 1/3% of the initial exercise price. On the first day of each month thereafter, the exercise price increases by an amount equal to 3 1/3% of the exercise price in effect on the preceding September 1. The fair value of the warrant of $1,461,000 was determined using the Black Scholes option pricing model and was recorded as an increase in warrants with a corresponding decrease in paid-in capital, included in the consolidated statements of shareholders’ equity. The fair value of the warrant is estimated using the following assumptions: no dividend yield; risk-free interest rate of 6%; volatility rate of 50%; and an expected life of four years. In determining the expected life of the warrant, management estimated that the life of the warrant was equal to the earliest determinable exercise date, which was four years from the date of issuance. As of January 31, 2004, the warrant has an exercise price of $44.82 and a weighted average contractual life of 5.5 years.

11. Income Taxes

     The provision for income taxes is comprised of the following (in thousands):

	Fiscal Year
	2003	2002	2001
Current:
Federal	$(2,844)	$8,919	$2,953
State	(461)	1,468	504
Deferred	6,586	1,936	1,209

Income tax expense	$3,281	$12,323	$4,666

     A reconciliation of the federal statutory rate to our effective tax rate is as follows:

	Fiscal Year
	2003	2002	2001
Federal statutory rate	34.0%	35.0%	34.0%
State and local taxes, net of federal tax benefit	3.6	4.2	5.0
Valuation allowance for deferred tax asset	9.9	—	—
Non-deductible goodwill	—	—	1.1
Non-deductible interest	—	—	3.2
Other	2.4	1.1	(1.1)

Total	49.9%	40.3%	42.2%

     Deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rate. Deferred income tax expense or benefit is based on the change in assets and liabilities from period to period, subject to an ongoing assessment of realization.
Items giving rise to deferred tax assets (liabilities) are as follows (in thousands):

	Fiscal Year
	2003	2002
Current deferred tax assets (liabilities):

Accrued expenses	$1,750	$1,327
Inventory basis	2,398	805
Returns reserve	446	375
Other, net	(614)	(538)

Current deferred tax assets, net	3,980	1,969

Long-term deferred tax assets (liabilities):
Deferred rent	4,866	3,798
Capital loss carryforward	1,235	1,841
Depreciation	(15,178)	(6,021)
Other	856	43

Long-term deferred tax liabilities, net	(8,221)	(339)

Valuation allowance	(715)	—

Net deferred tax (liability) assets	$(4,956)	$1,630

     During fiscal 2003, we recognized income tax expense of $715,000 to establish a valuation allowance against our capital loss carryforwards that we do not expect to utilize before it expires. As of January 31, 2004, we have unused capital loss carryforwards of $3.1 million that expire in fiscal 2005.

12. Related Party Transactions

     During 2003, we purchased for $2.2 million from Limited Brands, a parcel of land adjacent to our existing distribution facility for potential development in the event expansion of our current facility becomes necessary to accommodate future growth.

     During fiscal 1999, we entered into a services agreement whereby Limited Brands continued to provide real estate and store planning services. The agreement terminated 90 days after the completion of the initial public offering. During fiscal 2001, Limited Brands contributed services totaling $541,000, which was recorded as selling, general and administrative expenses and paid-in capital.

     Limited Brands is a guarantor of our obligations under the leases for eight of our stores. We agreed to reimburse Limited Brands for any amounts paid by them under these guarantees. No amounts were paid under these guarantees in fiscal 2003, 2002 or 2001.

     We recorded $3,178,000 of interest expense during fiscal 2001 in connection with the subordinated and junior subordinated notes payable to Freeman Spogli and Limited Brands.

     During fiscal 2001, we recorded a bad debt recovery of approximately $600,000 related to an investment in MVP.com that was written off during fiscal 2000.

     Pursuant to a stockholders agreement, Freeman Spogli and Limited Brands have agreed to vote all of their shares in the election of directors in favor of the following persons: four board nominees designated by Freeman Spogli, two board nominees designated by Limited Brands, our then current chief executive officer, our then current chairman of the board, and one or more additional nominees upon whom Freeman Spogli and Limited Brands shall agree. The number of board nominees that Freeman Spogli and Limited Brands are entitled to nominate under the agreement, both before and after the initial public offering, decreases if the number of shares held by such party falls below certain thresholds set forth in the stockholders agreement. In addition, until one year after the date on which any person other than Freeman Spogli and Limited Brands and their respective affiliates own 20% or more of the Company’s shares, Limited Brands has agreed to vote against any combination of the Company unless Freeman Spogli consents to the combination. Benchmark Capital, previously party to this stockholders agreement, distributed its shares in the Company to its limited partners in 2003 and, as a result, is no longer bound by the stockholders agreement.

     During fiscal 2002 we paid Limited Brands $150,000 for recruiting costs associated with its search for a replacement for C. David Zoba, whom we hired from Limited Brands as our Executive Vice President, General Counsel and Secretary.

     We have verbal consulting agreements with two members of the board of directors to provide real estate, marketing and other general consulting services. Either party can terminate the agreements at any time. In May 2003, we terminated one of the verbal consulting agreements. We recognized expense of $75,000, $171,000 and $182,000 in fiscal 2003, 2002 and 2001, respectively, for these consulting services.

13. Fair Value of Financial Instruments

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in an arm’s length transaction between knowledgeable, willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash, Accounts Receivable, Accounts Payable

     The carrying amounts approximate the fair value because of the short maturity of those instruments.

Long-term Debt

     The fair value is estimated based on discounting expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities. As of January 31, 2004 and February 1, 2003, the carrying value of the long-term debt approximates its fair value.

14. Commitments

     We are involved in various legal proceedings that are incidental to the conduct of the business. Although the amount of any liability with respect to these proceedings cannot be determined, in the opinion of management, after consultation with legal counsel, any such liability will not have a material adverse effect on the financial position or results of operations of the Company.

     We have non-cancelable operating leases for office facilities, warehouse facilities, real estate and equipment. Store rent consists of a fixed amount, plus, in some cases, contingent rent based on a percentage of sales exceeding a specific amount. Certain leases provide for future rent escalations and renewal options which are accounted for on a straight-line basis. In addition to basic rent, store leases provide for payment of common area maintenance, taxes and other expenses. Rent expense for fiscal 2003, 2002 and 2001 was $36.0 million, $28.7 million and $22.7 million, respectively and includes contingent rental expense of $8,000, $9,000 and $3,000, respectively.

     Future minimum lease payments under non-cancelable lease agreements with an initial or remaining term of at least one year at January 31, 2004 are as follows (in thousands):

Fiscal Year
2004	$41,936
2005	44,915
2006	44,516
2007	44,600
2008	45,207
2009 and thereafter	432,760

Total	$653,934

15. Retirement Plan

     We sponsor a qualified defined contribution savings and retirement plan. Participation in the qualified plan is available to all associates who have attained the age of 21. Eligible employees participating in the plan may contribute between 1% and 15% of their eligible compensation. We will make matching contributions to eligible participants who have completed one year of service, in which they have worked at least 1,000 hours. We will make a matching contribution to these participants of 50% of the first 3% of the employees’ eligible compensation contributed to the plan. We made matching contributions for fiscal 2003, 2002 and 2001 of $387,000, $404,000 and $380,000, respectively.

16. Supplemental Disclosure of Cash Flow Information

     We paid cash for interest totaling $2,736,000, $1,685,000 and $4,886,000 in fiscal 2003, 2002 and 2001, respectively. We paid cash for income taxes during fiscal 2003, 2002 and 2001 of $7,476,000, $3,741,000 and $6,575,000, respectively.

     Notes receivable totaling $285,000 were received from management to purchase common stock during fiscal 2001. No notes receivable were received during fiscal 2003 or 2002.

     Interest capitalized into construction in progress during fiscal 2003, 2002 and 2001 was $651,000, $315,000 and $291,000, respectively.

     During fiscal 2003, we issued 100,000 shares of restricted stock totaling $1,143,000 to an officer. No restricted stock was issued during fiscal 2002 or fiscal 2001.

17. Subsequent Event

     On June 21, 2004, we agreed to be acquired by Dick’s Sporting Goods, Inc., (“Dick’s”). We entered into an Agreement and Plan of Merger with Dick’s and Diamondbacks Acquisition Inc., a wholly owned subsidiary of Dick’s.

     On July 29, 2004, Dick’s acquired all of our common stock for $16.75 per share in cash, and we became a wholly owned subsidiary of Dick’s. Dick’s paid $362.1 million to fund and consummate the acquisition, including the repayment of $57.2 million of our indebtedness.